Exhibit 99.4

Tourmaline Vendor / KOL / Investigator Courtesy Letter

Subject: Tourmaline Bio, Inc. Enters into Agreement to be Acquired by Novartis AG

Dear Tourmaline Partner:

As you are a valued and trusted partner of Tourmaline Bio Inc. (“Tourmaline”), we are providing you with an important update on our company. On Tuesday, September 9, 2025, we announced that we have entered into an agreement under which Novartis AG (“Novartis”), through its subsidiary, will acquire Tourmaline. Completion of the transaction is expected in the fourth quarter of 2025, subject to the satisfaction or waiver of customary closing conditions. Until that time, Tourmaline will continue to operate as a separate and independent company. You can read the full press release here: https://ir.tourmalinebio.com/news-releases/news-release-details/tourmaline-bio-enters-agreement-be-acquired-novartis-ag.

This is an exciting development – we firmly believe that this is the best next step for advancing our mission to develop transformative medicines that establish new standards of care for patients with life-altering inflammatory and immune diseases. We are thrilled that Novartis, a company with deep roots and a commitment to innovation in the cardiovascular, renal, and metabolic disease space, will continue to advance this mission. Novartis shares our conviction in the critical, but largely unaddressed, role of inflammation in driving cardiovascular diseases and will be an ideal partner to accelerate the development of pacibekitug.

Between now and the closing date of the transaction, Tourmaline will continue our ongoing operations. We do not expect changes to your relationship with Tourmaline or the work you are doing on behalf of Tourmaline, and your contacts at Tourmaline will remain the same.

Thank you for your contributions to date, which have helped us reach this important milestone. The acquisition of Tourmaline by Novartis gives us an exciting opportunity to advance our mission, and we look forward to continuing our work together.

Please share this information with any team members working with Tourmaline. If you have any questions related to your work with Tourmaline, you may reach out to your normal Tourmaline contact.

Sincerely,

Sandeep Kulkarni

Chief Executive Officer

Tourmaline Bio, Inc.

Forward-Looking Statements

This communication contains forward-looking statements that involve risks and uncertainties relating to future events and the future performance of Tourmaline and Novartis, including statements relating to the ability to complete and the timing of completion of the transactions contemplated by the Agreement and Plan of Merger dated as of September 8, 2025 by and among Tourmaline, Novartis, and the other parties thereto (the “Merger Agreement”), including the anticipated occurrence, manner and timing of the proposed tender offer, the parties’ ability to satisfy the conditions to the consummation of the tender offer and the other conditions to the consummation of the subsequent merger set forth in the Merger Agreement, the possibility of any termination of the Merger Agreement, and the prospective benefits of the proposed transaction, and other statements that are not historical facts. The forward-looking statements contained in this communication are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from the forward-looking statements. These statements may contain words such as “may,” “will,” “would,” “could,” “expect,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” “project,” “seek,” “should,” “strategy,” “future,” “opportunity,” “potential” or other similar words and expressions indicating future results. Risks that may cause these forward-looking statements to be inaccurate include, without limitation: uncertainties as to the timing of the tender offer; uncertainties as to how many of Tourmaline’s stockholders will tender their stock in the offer; the possibility that competing offers or acquisition proposals will be made; the possibility that various closing conditions for the transaction may not be satisfied or waived, including that a governmental entity may prohibit, delay, or refuse to grant approval for the consummation of the transaction (or only grant approval subject to adverse conditions or limitations); the difficulty of predicting the timing or outcome of regulatory approvals or actions, if any; the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement; the possibility that the transaction does not close; risks related to the parties’ ability to realize the anticipated benefits of the proposed transaction, including the possibility that the expected benefits from the proposed acquisition will not be realized or will not be realized within the expected time period and that Tourmaline and Novartis will not be integrated successfully or that such integration may be more difficult, time-consuming or costly than expected; the effects of the transaction on relationships with employees, suppliers, manufacturers, other business partners or governmental entities; negative effects of this announcement or the consummation of the proposed transaction on the market price of Tourmaline’s common stock and/or Tourmaline’s operating results; significant transaction costs; unknown or inestimable liabilities; the risk of litigation and/or regulatory actions related to the proposed transaction; Novartis’s ability to fund the proposed transaction; the time-consuming and uncertain regulatory approval process; the uncertainties inherent in the costly and time-consuming therapeutic product development process and the uncertainty of clinical success, including risks related to failure or delays in successfully initiating or completing clinical trials and assessing patients; global economic, financial, and healthcare system disruptions and the current and potential future negative impacts to the parties’ business operations and financial results; the sufficiency of the parties’ cash flows and capital resources; the parties’ ability to achieve targeted or expected future financial performance and results and the uncertainty of future tax, accounting and other provisions and estimates; and other risks and uncertainties affecting Tourmaline, including those described from time to time under the caption “Risk Factors” and elsewhere in Tourmaline’s filings and reports with the U.S. Securities and Exchange Commission (the “SEC”), including Tourmaline’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 and Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2025, as well as the Tender Offer Statement on Schedule TO and related tender offer documents to be filed by Novartis and its acquisition subsidiary, and the Solicitation/Recommendation Statement on Schedule 14D-9 to be filed by Tourmaline. Any forward-looking statements are made based on the current beliefs and judgments of Tourmaline’s and Novartis’s management, and the reader is cautioned not to rely on any forward-looking statements made by Tourmaline or Novartis. Except as required by law, Tourmaline and Novartis do not undertake any obligation to update (publicly or otherwise) any forward-looking statement, including without limitation any financial projection or guidance, whether as a result of new information, future events, or otherwise.

Important Information about the Tender Offer and Where to Find It

The tender offer (the “Offer”) for Tourmaline outstanding common stock referred to in this communication has not yet commenced. The description contained in this communication is neither a recommendation, nor an offer to purchase nor a solicitation of an offer to sell any shares of common stock of Tourmaline or any other securities, nor is it a substitute for the tender offer materials that Novartis and its acquisition subsidiary will file with the SEC. The solicitation and offer to purchase Tourmaline’s common stock will only be made pursuant to an offer to purchase and related tender offer materials. At the time the Offer is commenced, Novartis and its acquisition subsidiary will file a tender offer statement on Schedule TO and thereafter Tourmaline will file a solicitation/recommendation statement on Schedule 14D-9 with the SEC with respect to the Offer.

THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9, AS THEY MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, WILL CONTAIN IMPORTANT INFORMATION, INCLUDING THE TERMS AND CONDITIONS OF THE TENDER OFFER. ANY HOLDERS OF TOURMALINE SHARES ARE URGED TO READ THESE DOCUMENTS CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT HOLDERS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SHARES.

The offer to purchase, the letter of transmittal, the solicitation/recommendation statement and related offer documents will be made available for free at the SEC’s website at www.sec.gov. Copies of those offer documents and all other documents filed by Novartis and its acquisition subsidiary and Tourmaline will be made available at no charge by directing a request to the information agent for the Offer, which will be named in the Schedule TO to be filed with the SEC. Copies of the solicitation/recommendation statement on Schedule 14D-9 to be filed with the SEC by Tourmaline will be available free of charge on Tourmaline’s investor relations website at https://ir.tourmalinebio.com/.

In addition, Tourmaline files annual, quarterly and current reports and other information with the SEC, which are also made available free of charge on the Company’s investor relations website at https://ir.tourmalinebio.com/ and at the SEC’s website at www.sec.gov.